As filed with the Securities and Exchange Commission on June 3, 2003

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________________

NUI CORPORATION
(Exact name of registrant as specified in its charter)

NEW JERSEY	22-3708029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

550 Route 202-206
P.O. Box 760
Bedminster, New Jersey 07921-0760
(908) 781-0500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

NUI CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

JAMES R. VAN HORN, ESQ.
General Counsel & Secretary
NUI Corporation
550 Route 202-206
P.O. Box 760
Bedminster, New Jersey 07921-0760
(908) 781-0500
(Name, address, including zip code, and telephone number,
including area code, of agent for service of process)

_____________________

Copies to:

GARY E. THOMPSON, ESQ.
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219
(804) 788-8200

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, no par value	200,000 shares	$15.43	$3,086,000	$283.91

(1)  This registration statement also relates to rights to purchase shares of the registrant's junior preferred stock, no par value per share, which are attached to all shares of Common Stock.  Until the occurrence of certain prescribed events, the rights are not exercisable, are represented by certificates representing Common Stock and are transferred with the Common Stock.  The value attributable to the rights, if any, is reflected in the value of the Common Stock and no separate consideration will be received for the rights.

(2)  Calculated solely for the purposes of this offering under Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on May 26, 2003.

EXPLANATORY NOTE

This Registration Statement relates to an amendment to the NUI Corporation 1996 Employee Stock Purchase Plan to increase the number of shares of Common Stock to be issued thereunder from 240,000 shares to 440,000 shares.  The contents of the Registrant's Registration Statements on Form S-8, Registration No. 333-02421, filed with the Securities and Exchange Commission (the "SEC") effective April 11, 1996, and Registration No. 333-49349, filed with the SEC effective April 3, 1998 (collectively, the "Prior Registration Statements") are hereby incorporated by reference.  The Items below contain information required in this Registration Statement that was not included in the Prior Registration Statements.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

            Not required to be filed with the SEC.

Item 2.   Registrant Information and Employee Plan Annual Information.

            Not required to be filed with the SEC.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

There are hereby incorporated by reference the following documents:

(a)    The Registrant's Annual Report on Form 10-K for its fiscal year ended September 30, 2002 (as amended by Form 10-K/A, filed on February 14, 2003);

(b)    The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

(c)    The Registrant's Definitive Proxy Statement for its Annual Meeting of Shareholders held on March 11, 2003; and

(d)    The Registrant's Current Reports on Form 8-K filed on October 18, 2002, October 29, 2002, March 14, 2003 and April 3, 2003.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

            Not applicable

Item 5.    Interests of Named Experts and Counsel.

            Not applicable

Item 6.    Indemnification of Directors and Officers.

Pursuant to the New Jersey Business Corporation Act, Section 14A:3-5, a New Jersey corporation may indemnify its directors, officers, employees or agents in their capacities as such, or when serving as such for any other enterprise at the request of the corporation (each such person, a "Corporate Agent"), against expenses and liabilities in connection with any proceedings.  Good faith and a reasonable belief that the conduct was in or not opposed to the best interests of the corporation and, with respect to a criminal proceeding, no reasonable cause to believe that the conduct was unlawful, must be found by a majority vote of a quorum of disinterested directors, by independent legal counsel in a written opinion or by the shareholders.  In proceedings by or in the right of the corporation, a Corporate Agent, when the above standards of conduct are found as set forth in the previous sentence, may be indemnified for expenses.  However, if a court judges a Corporate Agent liable to the corporation, no indemnification shall be provided except as such court deems proper.  A Corporate Agent must be indemnified against expenses by the corporation to the extent such Corporate Agent has been successful on the merits or otherwise in a proceeding arising out of such Corporate Agent's duties.  A corporation may pay the expenses incurred by a Corporate Agent in advance of final disposition of the proceeding if such payments are authorized by the board of directors of the corporation upon the receipt of an undertaking by or on behalf of such Corporate Agent to repay such amount if it shall be ultimately determined that such Corporate Agent is not entitled to indemnification under Section 14A:3-5 of the New Jersey Business Corporation Act.

Our Certificate of Incorporation limits the liability of our directors to the fullest extent permitted by New Jersey law.  We have insurance policies covering certain of our liabilities and expenses that might arise in connection with our lawful indemnification of our directors and officers for certain of their liabilities and expenses.  In addition, we carry liability insurance on behalf of our directors and officers against expenses incurred in proceedings and for liabilities asserted against them by reason of their being or having been a director or officer.

Item 7.     Exemption From Registration Claimed.

            Not applicable

Item 8.    Exhibits.
4.1	NUI Employee Stock Purchase Plan, as amended (incorporated by reference to the Corporation's registration statement on Form S-8 (Registration No. 333-042421) effective April 11, 1996)
5.1	Opinion of James R. Van Horn
23.1	Consent of James R. Van Horn
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney

Item 9.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

      1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

            (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change in such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

        2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore,unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bedminster, State of New Jersey, on this 30 day of May, 2003.

                                                        NUI CORPORATION

                                                       By: /S/ JOHN KEAN, JR.
                                                       President, Chief Executive Officer and Director

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 30th day of May, 2003.  Each person whose signature appears below hereby authorizes John Kean, Jr. and James R. Van Horn to execute in the name of each such person, and to file, any amendment, including any post-effective amendment, to the Registration Statement making such changes in the Registration Statement as the registrant deems appropriate, and appoints such agent for service as attorney-in-fact to sign on his behalf individually and in each capacity stated below and file all amendments and post-effective amendments to the Registration Statement.

/S/ JOHN KEAN	Chairman and Director	May 30, 2003
/S/ JOHN KEAN, JR.	President, Chief Executive Officer and Director (Principal executive officer)	May 30, 2003
/S/ A. MARK ABRAMOVIC	Senior Vice President, Chief Operating Officer and Chief Financial Officer (Principal financial and accounting officer)	May 30, 2003
/S/ DR. VERA KING FARRIS	Director	May 30, 2003
/S/ JAMES J. FORESE	Director	May 30, 2003
/S/ J. RUSSELL HAWKINS	Director	May 30, 2003
/S/ BERNARD S. LEE	Director	May 30, 2003
/S/ R.V. WHISNAND	Director	May 30, 2003

EXHIBIT INDEX

Exhibit No.	Description

4.1	NUI Employee Stock Purchase Plan, as amended (incorporated by reference to the Corporation's Registration Statement on Form S-8 (Registration No. 333-042421) effective April 11, 1996)
5.1	Opinion of James R. Van Horn
23.1	Consent of James R. Van Horn (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Power of Attorney (included on signature page)